Emilie D. Wrapp Senior Vice President and Assistant General Counsel	1345 Avenue of the Americas New York, NY 10105 www.abglobal.com T (212) 969 2154 F (212) 969 2290

November 1, 2018

VIA FEDEX AND E-MAIL

Phillip Goldstein

Member

Kimball & Winthrop, LLC

c/o Bulldog Investors, LLC

250 Pehle Avenue, Suite 708

Saddle Brook, New Jersey 07663

Re:	Alliance California Municipal Income Fund. Inc.

Dear Mr. Goldstein:

We are in receipt of your letter, dated October 25, 2018 (the "Letter"), submitted on behalf of Opportunity Partners, L.P., relating to the purported nomination of three individuals for election to the Board of Directors (the "Board") of Alliance California Municipal Income Fund, Inc. (the "Fund") at the 2019 Annual Meeting of Stockholders of the Fund (the "Annual Meeting"). Under Section 12 of Article II of the Fund's Bylaws any nominations by a stockholder of record must be submitted to the Fund in writing with the required information during the time period set forth in that Section.

As clearly disclosed in both the Fund's proxy statement for the 2018 Annual Meeting of Stockholders, and the Fund's proxy statement for the Meeting of Stockholders that you recently attended in person, the deadline for receipt of notice of nominees, together with all of the information called for under the Bylaws, was October 24, 2018. The Fund received the Letter on October 25, 2018. Accordingly, without reviewing the Letter to determine any potential informational deficiencies, the Letter does not constitute valid advance notice under the Fund's Bylaws. While you noted to representatives of the Fund that you intended to seek representation on the Board if your demands to open-end the Fund or otherwise settle with you were not met, such general statements do not constitute valid advance notice under the Fund's Bylaws.

If you attempt to present your nominees at the Annual Meeting, you should expect that the chairman of the Annual Meeting will rule your nominations out of order and that they will not be considered at the Annual Meeting.

Sincerely,

Secretary of the Fund